EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg. Nos. 333-172233 and 333-174072) of Swisher Hygiene Inc. of our report dated June 27, 2011, on the combined financial statements of Central Carting Disposal, Inc. and CCI Hauling, Inc. as of December 31, 2010, and for the year then ended, in this Current Report on Form 8-K of Swisher Hygiene Inc. filed with the Securities and Exchange Commission on August 18, 2011.
/s/ Scharf Pera & Co., PLLC

Scharf Pera & Co., PLLC
Charlotte, North Carolina
August 18, 2011